Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 21, 2012 with respect to the consolidated financial statements of Shea Homes Limited Partnership for the year ended December 31, 2011, in the Registration Statement (Amendment No. 4 to Form S-4 No. 333-177328) and related Prospectus of Shea Homes Limited Partnership for the registration of $750,000,000 of 8.625% Senior Secured Notes due 2019 and $750,000,000 of Guarantees of 8.625% Senior Secured Notes due 2019 and to the inclusion therein.

/s/ Ernst & Young LLP

Los Angeles, California

March 21, 2012